Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-239927 and 333-254459) on Form S-8 and (No. 333-258812) on Form S-3 of our report dated February 28, 2022, with respect to the consolidated financial statements of ALX Oncology Holdings Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California

February 28, 2022